UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2008

INTEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-06217	94-1672743
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2200 Mission College Blvd., Santa Clara, California 95054-1549

(Address of principal executive offices) (Zip Code)

(408) 765-8080

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Transaction Overview.

Clearwire Corporation (“Clearwire”) and Sprint Nextel Corporation (“Sprint”) have entered into an agreement (“Transaction Agreement”) with respect to a proposed transaction pursuant to which (i) Clearwire would merge with and into its wholly-owned indirect limited liability company subsidiary (“Newco LLC”) and its existing stockholders would receive shares of a parent holding company (“Newco”) of such subsidiary (the “Merger”) and (ii) following the Merger, Sprint would contribute its fourth generation wireless network assets and business to Newco LLC (the “Contribution”). Newco would continue to use the name Clearwire Corporation following the Merger and the Contribution.

In accordance with the provisions of the Transaction Agreement, immediately following the Merger and the Contribution, Comcast Corporation (“Comcast”), Intel Corporation, through its global investing organization, Intel Capital (“Intel”), Time Warner Cable Inc. (“TWC”), Google Inc. (“Google”) and Bright House Networks (“BHN”) have agreed to invest up to $3.2 billion into Newco or Newco LLC. The $3.2 billion investment amount would be comprised of $1.05 billion from Comcast, $1.0 billion from Intel, $550 million from TWC, $500 million from Google and $100 million from BHN. The ownership interest of the new investors would be subject to adjustment based upon the trading prices of Newco common stock on the NASDAQ Market over 15 randomly selected trading days during the 30-trading day period ending on the 90th day after the closing date. The adjustment would be based upon the volume weighted average price on such days and subject to a cap of $23.00 per share and a floor of $17.00 per share.

Consummation of the proposed transactions, as more fully described in the Transaction Agreement, is subject to (a) approval by the shareholders of Clearwire, (b) the expiration or termination of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and similar merger notification laws or regulations of foreign governmental entities, if any, (c) the absence of termination or repudiation of certain contracts between Clearwire and third parties, (d) the release by the Federal Communications Commission of one or more public notices that, considered together, constitute its consent to the transfer of control or assignment of certain spectrum leases and licenses currently held by Clearwire and Sprint subject to certain thresholds, and (e) other customary closing conditions. In addition, the Transaction Agreement contains termination rights for all of the parties to the Transaction Agreement.

As contemplated in the Transaction Agreement, Intel has entered into a voting agreement (the “Voting Agreement”) pursuant to which it has agreed, as an existing holder of Class A common stock and Class B common stock of Clearwire, to vote its shares in connection with the Merger in the same proportion as the non-affiliated stockholders vote if a majority of such non-affiliated stockholders vote in favor of the transactions. Intel also agrees to convert its shares of Class B common stock, which has 10 for 1 voting rights, into an equivalent number of shares of Class A common stock prior to the Merger.

Upon completion of the proposed transactions, Sprint would beneficially own approximately 51 percent, Intel would beneficially own approximately 12 percent (including amounts from prior investments), Comcast, TWC, Google and BHN collectively would beneficially own approximately 15 percent and the other existing holders of Clearwire common stock would own approximately 22 percent in Newco on a fully diluted basis assuming the adjustment described above is based on a $20 per-share Newco stock price. Intel would have the right to nominate one director to Newco’s 13-member Board of Directors.

In connection with its investment and upon consummation of the transactions described in the Transaction Agreement, Intel would enter into a commercial agreement that contains provisions, among other things, requiring Intel to work with OEMs (original equipment manufacturers) to embed WiMAX chipsets into Intel® Centrino 2® processor technology-based laptops and other Intel-based mobile Internet devices, and market Newco LLC’s service in association with the Intel’s performance notebook PC brand. Intel would also have an option to become a mobile virtual network operator to resell Newco LLC’s mobile WiMAX service.

Newco LLC’s Business

Newco LLC would be engaged in developing and deploying a next generation wireless broadband business. Newco LLC would be focused on expediting the deployment of the first U.S. nationwide mobile WiMAX network to provide mobile broadband for consumers, small businesses, medium and large enterprises, public safety organizations and educational institutions. Newco LLC plans to offer a service that would enhance the speed and manner in which its customers access the Internet both at fixed locations, such as homes and offices, and on the road.

Prior Investments in Clearwire

In October 2004, Intel invested $20 million in exchange for Clearwire Class A common stock. In August 2006, Intel invested an additional $600 million in exchange for both Class A common stock and Class B common stock. Prior to the consummation of the transactions described in the Transaction Agreement, Intel beneficially owns 25.4 percent of Clearwire’s equity securities and holds 29.9 percent of the voting power of Clearwire. Upon consummation of the transactions described in the Transaction Agreement, Intel’s beneficial ownership and voting power would be reduced, and Intel would beneficially own approximately 12 percent. In addition, Intel would no longer have the right to nominate 2 members of the Board of Directors of Clearwire.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION (Registrant)
/s/ Cary I. Klafter
Date: May 7, 2008	Cary I. Klafter Corporate Secretary